Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – June 13, 2016 – American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.01 cash dividend payment to be distributed on July 12, 2016 to shareholders of record as of June 30, 2016.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment extends our 27 year history of providing such returns to our shareholders. While business conditions in the Crop Protection Industry have been quite challenging for the past 2 years, American Vanguard has taken decisive management action to enhance operational efficiency and strengthen our balance sheet. We have also positioned the Company to expand internationally and are driving a significant Precision Agriculture initiative with our prescription planting SIMPAS equipment technology. This dividend payment reflects recent improvement in our financial performance and the long-term confidence that the Board of Directors has in our future prospects. We appreciate our investors’ support as we continue to deliver important solutions that enhance agricultural productivity and safeguard public health worldwide.”

Recent Annual Cash Dividend Payments:

2015	$0.04
2014	$0.20
2013	$0.17
2012	$0.12
2011	$0.08

Note: A “Special dividend” of $0.10 per share was paid at the end of 2012 — bringing the total paid in that year to $0.22 per share.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com